Exhibit  23

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-35311, No. 333-07551, No. 333-51741, No. 333-75347, Nos. 333-93879 and 333-123406, No. 333-60840 and No. 333-123405)  pertaining (a) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, and the Holiday Rambler LLC Employees Retirement Plan; (b) the Harley-Davidson, Inc. 1995 Stock Option Plan; (c) the Harley-Davidson, Inc. Director Stock Plan; (d) the Harley-Davidson, Inc. 1998 Non-Exempt Employee Stock Option Plan (e)  the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for York Hourly Bargaining Unit Employees and the Buell Motorcycle Company Retirement Savings Plan; (f) the Harley-Davidson, Inc. 2001 York Hourly-Paid Employees Stock Option Plan and (g) the Harley-Davidson, Inc. 2004 Incentive Stock Plan,  of our report dated February 6, 2007, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc., Harley-Davidson, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Harley-Davidson, Inc.,  included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

ERNST & YOUNG LLP

Milwaukee, Wisconsin

February 27, 2007